Exhibit 99.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”), dated as of June 14, 2019, is by and between Tennenbaum Capital Partners LLC, on behalf of Tennenbaum Opportunities Fund VI, LLC (the “Seller”) and Eurodry Ltd. (the “Company” and together with the Seller, each individually a “Party” and collectively the “Parties”).

WITNESSETH:

WHEREAS, the Seller wishes to sell to the Company and the Company wishes to purchase from the Seller 4,300 of the Company’s Series B Convertible Perpetual Preferred Shares (“Shares”), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1.       Sale and Purchase of Shares.

1.1 Sale of Shares.  Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer, assign and deliver to the Company, and the Company hereby agrees to purchase from the Seller, all of the Seller’s right, title and interest in and to the Shares.

1.2 Purchase Price.  The Company shall pay a purchase price of $1,000.00 per Share (the “Per Share Price”) for an aggregate purchase price of $4,300,000 for all of the Shares (the “Purchase Price”).

1.3 Closing; Delivery of Shares; Payment of Purchase Price.  The closing for the purchase and sale of the Shares (the “Closing”) shall be held at the offices of Seward & Kissel LLP on June 19, 2019 (the “Closing Date”).  At the Closing: (a) the Seller shall deliver to the Company the certificate(s) representing the Shares, together with all necessary executed stock transfer or assignment forms required to transfer the Shares to the Company, and (b) simultaneously therewith, the Company shall pay the Purchase Price to the Seller by wire transfer of immediately available funds.

SECTION 2.       Representations and Warranties of the Seller.  The Seller represents and warrant to the Company, as of the date hereof and as of the Closing, as follows:

2.1 Organization and Power.  The Seller has the full right, power and authority to enter into this Agreement and to sell, transfer, assign and deliver the Shares to the Company.

2.2 Authorization and Enforceability.  This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles.

2.3 No Conflicts.  The execution, delivery and performance of this Agreement, the sale, transfer, assignment and delivery of the Shares, and compliance with the provisions hereof by the Seller, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (b) result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Seller, or any note, indenture, mortgage or lease, or any other material contract or other instrument, document or agreement, to which the Seller is a party or by which it or any of its property is bound or affected.

2.4 Consents.  All consents, approvals or authorizations of, or registrations, filings or declarations with, any governmental authority, the Company or any other person required in connection with the execution, delivery and performance by the Seller of this Agreement or the transactions contemplated hereby have been obtained by the Seller and will be in full force and effect.

2.5 Good Title; No Liens.  The Seller is the sole owner of, and has good, valid and marketable title to, the Shares, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, shareholder agreements, liens, pledges, charges, security interests, encumbrances, options and adverse claims or rights whatsoever (collectively, “Liens”).  Upon consummation of the purchase contemplated hereby, the Company will acquire from the Seller good, valid and marketable title to the Shares, free and clear of all Liens.

2.6 No Broker Fees.  No broker or finder has acted for the Seller in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

SECTION 3.       Representations and Warranties of the Company.  The Company represents and warrants to the Seller, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Power.  The Company has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder.

3.2 Authorization and Enforceability.  This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles.

3.3 No Conflicts.  The execution, delivery and performance of this Agreement, the purchase of the Shares, and compliance with the provisions hereof by the Company, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (b) result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company, or any note, indenture, mortgage or lease, or any other material contract or other instrument, document or agreement, to which the Company is a party or by which it or any of its property is bound or affected.

3.4 Consents.  All consents, approvals or authorizations of, or registrations, filings or declarations with, any governmental authority, the Company or any other person required in connection with the execution, delivery and performance by the Company of this Agreement or the transactions contemplated hereby have been obtained by the Company and will be in full force and effect.

3.5 No Broker Fees.  No broker or finder has acted for the Company in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Company.

SECTION 4.       Miscellaneous.

4.1 Amendment of Statement of Designation.  The Seller agrees to the amendment of the Statement of Designation of the Company’s Series B Convertible Perpetual Preferred Shares

4.2 Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of each Party contained herein shall survive the Closing.

4.3 Indemnification.  Each Party shall indemnify, defend and hold harmless the other Party, its members, partners, managers, directors, officers, employees, attorneys, accountants, agents, successors and assigns from and against all liabilities, losses, and damages, together with all reasonable costs and expenses related thereto (including, without limitation, legal fees and expenses) based upon or arising out of (a) any inaccuracy or breach of any representation and warranty of such Party herein, and (b) any breach of any covenant and agreement of such Party herein.

4.4 Notices.  All notices and other communications by the Company or Seller hereunder shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via facsimile or electronic transmission and verification received, or when posted by the United States postal service, registered or certified mail, return receipt requested with postage prepaid, at the address set forth on the signature page hereto or to such other addresses as a Party may from time to time designate to the other Party by written notice thereof, effective only upon actual receipt.

4.5 Assignment.  This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns.

4.6 Entire Agreement.  This Agreement constitutes the entire agreement by the Parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

4.7 Severability.  If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect.  To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision of this Agreement.

4.8 Amendments and Waivers.  This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the Parties hereto or, in the case of a waiver, by the Party waiving compliance.

4.9 Headings.  The headings of particular sections are inserted only for convenience and shall not be construed as a part of this Agreement or a limitation on the scope of any of the terms or provisions of this Agreement.

4.10 Gender and Number.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

4.11 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

4.12 Submission to Jurisdiction.  Any judicial proceeding brought with respect to this Agreement must be brought in the United States District Court for the Southern District of New York or any court of competent jurisdiction in the State of New York, Borough of Manhattan, and each Party: (i) accepts unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or the State of New York other than for such purpose; and (iii) agrees that process in any such action, in addition to any other method permitted by law, may be served upon it by registered or certified mail, return receipt requested, addressed to such Party at the address designated by such Party on the signature page hereof, and such service shall be deemed effective as if personal service had been made upon it within New York County.

4.13 Waiver of Jury Trial.  The Parties hereby waive trial by jury in any judicial proceeding to which they are parties involving, directly or indirectly, any matter arising out of, related to or in connection with this Agreement.

4.14 Further Assurances.  From and after the Closing, upon the request of a Party, the other Party will execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

4.15 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above-written.

TENNENBAUM CAPITAL PARTNERS LLC

By:	/s/ Howard Levkowitz
	Name:	Howard Levkowitz
	Title:	Managing Director

	Address:	2951 28th Street, Suite 1000 Santa Monica CA 90405

EURODRY LTD.

By:	/s/ Anastasios Aslidis
	Name:	Anastasios Aslidis
	Title:	CFO and Treasurer

	Address:	4, Messogiou & Evropis Str. Maroussi, GR 15124, Greece